Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of American Battery Materials, Inc.

We consent to the inclusion in the Form S-1 Registration Statement of American Battery Materials, Inc. (Amendment No. 14) of our report dated March 19, 2026, relating to our audits of the consolidated balance sheets of American Battery Materials, Inc. as of December 31, 2025 and 2024, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

July 16, 2026

We have served as the Company’s auditor since 2023

Los Angeles, California

PCAOB ID Number 6580